Exhibit 99.2

A-Mark Precious Metals Closes Acquisition of Goldline International Assets

El Segundo, CA – August 28, 2017 – A-Mark Precious Metals, Inc. (NASDAQ: AMRK), a full-service precious metals trading company and an official distributor for all the major sovereign mints, has completed its previously announced acquisition of substantially all the assets of Los Angeles-based Goldline, LLC, a leading direct retailer of precious metals to the investor community.

Goldline Acquisition Summary:

•	Asset purchase for net consideration of approximately $10.0 million

•	Adds a longstanding client base of more than 150,000 precious metals and numismatic clients

•	Expands pipeline by adding 1.2 million client leads

•	Bolsters A-Mark’s distribution capabilities by adding an expansive direct-to-client distribution model

•	Enhances A-Mark’s marketing and technology capabilities, including access to an analytics system to better understand client data and buying behaviors

Brian Crumbaker, former CEO of Goldline, will lead the new subsidiary of A-Mark, to be called Goldline, Inc., and has agreed to enter into an employment agreement at the closing of the acquisition. As an inducement to Crumbaker to enter into the agreement, A-Mark will grant to him a stock option to purchase 60,000 A-Mark shares, vesting as to one-third of the shares on June 30 of 2018, 2019 and 2020, and with a stated term of 10 years. The stock option’s exercise price per share will be the closing price of A-Mark stock on the Nasdaq Global Select Market at the date of grant.

“We are pleased to close our acquisition of Goldline’s assets and welcome Brian and the rest of the Goldline team to the A-Mark family,” said company CEO Greg Roberts. “As a leader in the direct-to-client precious metals space, Goldline presents a substantial opportunity for us to leverage their proven marketing platform to upsell and cross sell our range of services, like financing and IRA storage, to Goldline’s 150,000 clients and prospective client leads. The combination of Goldline’s sales and marketing expertise coupled with A-Mark's products, logistics and storage expertise creates an unparalleled partnership for precious metals distribution globally.”

B. Riley & Co. acted as financial advisor to A-Mark Precious Metals and JMP Securities acted as financial advisor to Goldline on the transaction.

About A-Mark Precious Metals
A-Mark Precious Metals, Inc. is a full-service precious metals trading company and an official distributor for many government mints throughout the world. The company offers gold, silver, platinum and palladium in the form of bars, plates, powder, wafers, grain, ingots and coins. Its Industrial unit services manufacturers and fabricators of products utilizing or incorporating precious metals, while its Coin & Bar unit deals in over 200 coin and bar products in a variety of weights, shapes and sizes for distribution to dealers and other qualified purchasers. The company operates trading centers in El Segundo, California, and Vienna, Austria, for buying and selling precious metals.

In addition to wholesale and trading activity, A-Mark offers clients a variety of services, including financing, consignment and various customized financial programs. As a U.S. Mint-authorized purchaser of gold, silver and platinum coins, A-Mark purchases bullion products directly from the U.S. Mint for sale to clients. A-Mark also has distributorships with other sovereign mints, including in Australia, Austria, Canada, China, Mexico and South Africa. Clients of A-Mark include mints, manufacturers and fabricators, refiners, coin and metal dealers, banks and other financial institutions, jewelers, investors and collectors. For more information about A-Mark Precious Metals, visit www.amark.com.

Through its subsidiary Collateral Finance Corporation, a licensed California Finance Lender, the company offers loans collateralized by numismatic and semi-numismatic coins and bullion to coin and metal dealers, investors and collectors. Through its Transcontinental Depository Services subsidiary, it offers a variety of managed storage options for precious metals products to financial institutions, dealers, investors and collectors around the world. Through its A-M Global Logistics subsidiary, the company provides its clients an array of complementary services, including storage, shipping, handling, receiving, processing, and inventorying of precious metals and custom coins on a secure basis. A-Mark also holds a majority stake in a joint venture that owns the minting operations known as SilverTowne Mint. SilverTowne Mint is a leading producer of fabricated silver bullion and specialty products. For more information about SilverTowne Mint, please visit www.silvertownemint.com.

Company Contact:
Thor Gjerdrum, President
A-Mark Precious Metals, Inc.
310-587-1414
thor@amark.com

Investor Relations Contact:
Matt Glover
Liolios Group, Inc.
949-574-3860
AMRK@liolios.com